PROSPECTUS SUPPLEMENT NO. 3
Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-131488

GENIUS PRODUCTS, INC.

PROSPECTUS SUPPLEMENT NO. 3 DATED NOVEMBER 9, 2007

TO THE PROSPECTUS DATED MAY 16, 2007

This Prospectus Supplement No. 3 supplements our Prospectus dated May 16, 2007 with the information concerning selling stockholders attached hereto as Annex A.

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and Prospectus Supplement Nos. 1 and 2, which are required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS SUPPLEMENT NOS. 1 AND 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 9, 2007

INDEX TO FILINGS

Annex
Information Concerning Selling Stockholders.	A

ANNEX A

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” commencing on page 16 of the prospectus, as supplemented by prospectus supplement no. 1 and prospectus supplement no. 2, is amended and replaced in its entirety with the information below.

Name of Selling Stockholder	Number of Shares Being Offered	Shares Beneficially Owned Prior to the Offering (1)		Shares Beneficially Owned After the Offering (1)(2)
		Number	%	Number	%
Janus Investment Fund, On Behalf of its Series Janus Venture Fund (3)	6,175,000	7,127,135	10.31	952,135	1.38
Ardsley Offshore Fund, Ltd. (4)	1,243,125	1,268,125	1.87	25,000	*
Ardsley Partners Fund II, L.P. (5)	966,875	981,875	1.45	15,000	*
Ardsley Partners Institutional Fund,L.P. (6)	552,500	552,500	*	—	—
JMG Capital Partners, L.P. (7)	875,000	887,500	1.31	12,500	*
JMG Triton Offshore Fund, Ltd. (8)	875,000	887,500	1.31	12,500	*
SRB Greenway Capital (QP), L.P. (9)	409,810	409,810	*	—	—
SRB Greenway Capital, L.P. (14)	54,251	54,251	*	—	—
SRB Greenway Offshore Operating Fund, L.P. (16)	20,939	20,939	*	—	—
Magnetar Capital Master Fund, Ltd. (19)	1,787,500	2,741,693	4.03	954,193	1.40
J. Caird Investors (Bermuda) L.P. (20)	965,540	1,566,140	2.31	600,600	*
J. Caird Partners,L.P. (21)	891,960	1,400,960	2.06	509,000	*
Forest Hill Select Fund, L.P. (22)	608,888	608,888	*	—	—
Forest Hill Select Offshore, Ltd. (23)	366,113	366,133	*	—	—
Bonanza Master Fund Ltd. (24)	1,027,500	4,986,828	7.34	3,959,328	5.83
George Brown Bolton (25)	650,000	2,038,450	3.01	1,388,450	2.05
Lagunitas Partners L.P. (26)	292,500	445,117	*	152,617	*
Gruber & McBaine International (27)	130,000	165,314	*	35,314	*
Firefly Partners L.P. (28)	97,500	125,100	*	27,600	*
Jon D. Gruber & Linda W. Gruber Trust (29)	97,500	127,100	*	29,600	*
J. Patterson McBaine (30)	32,500	39,643	*	7,143	*
Brightleaf Partners L.P. (31)	342,500	517,500	*	175,000	*
Sunrise Equity Partners, L.P. (32)	325,000	488,500	*	163,500	*
Smithfield Fiduciary LLC (33)	312,000	312,000	*	—	—
Manchester Explorer, L.P. (34)	162,500	162,500	*	—	—
Lindsey & Company, Inc. (35)	410,402	410,402	*	—	—
JLF Offshore Fund, LTD (36)	60,130	511,114	*	450,984	*
JLF Partners I, LP (37)	41,720	327,430	*	285,710	*
JLF Partners II, LP (38)	3,150	29,950	*	22,800	*
Roth Capital Partners (39)	132,037	132,037	*	—	—
Crestview Capital Master, LLC (40)	650,000	650,000	*	—	—

*	Represents less than 1% of our common stock.
**
The percentages reported in this table are as of October 31, 2007. The total number of shares being offered does not match the number of shares registered in the registration statement to which this prospectus is a part as certain selling stockholders have disposed of their shares since acquiring them.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Shares of common stock issuable upon exercise of warrants within 60 days of October 31, 2007, are deemed to be beneficially owned by the persons holding the warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 67,673,344 shares of common stock outstanding as of October 31, 2007.  Stockholders holding voting rights equivalent to 70% of the outstanding shares of our common stock have executed written consents in lieu of a special meeting approving a reverse stock split of our common stock in an exchange ratio of (i) one-for-five, (ii) one-for-six, (iii) one-for-seven, or (iv) one-for-eight (the “Reverse Stock Split”), with our Board of Directors retaining the discretion of whether to implement the Reverse Stock Split and which exchange ratio to implement.  Our Board of Directors approved the proposed Reverse Stock Split on September 28, 2007, but our Board has not yet determined whether to implement it or which exchange ratio to implement.

ANNEX A

(2)
Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3)
Represents 4,750,000 shares of our common stock and 1,425,000 shares of our common stock issuable upon exercise of warrants. However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to insure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise). The portfolio manager of Janus Venture Fund is William H. Bales who holds voting and dispositive power for the shares. Mr. Bales disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(4)
Represents 956,250 shares of our common stock and 286,875 shares of our common stock issuable upon exercise of warrants. The investment manager of Ardsely Offshore Fund, Ltd. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Offshore, Ltd. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)
Represents 743,750 shares of our common stock and 223,125 shares of our common stock issuable upon exercise of warrants. The general partner of Ardsley Partners Fund II, L.P. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Partners Fund II, L.P. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(6)
Represents 425,000 shares of our common stock and 127,500 shares of our common stock issuable upon exercise of warrants. The general partner of Ardsley Partners Institutional Fund, L.P. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Partners Institutional Fund, L.P. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7)
Represents 750,000 shares of our common stock and 125,000 shares of our common stock issuable upon exercise of warrants. The general partner of JMG Capital Partners, L.P. is JMG Capital Management, LLC. JMG Capital Management, LLC has voting and dispositive power for shares held by JMG Capital Partners, L.P. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over securities held by JMG Capital Partners, L.P. Mr. Glaser disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)
Represents 750,000 shares of our common stock and 125,000 shares of our common stock issuable upon exercise of warrants. The investment manager of JMG Triton Offshore Fund, Ltd. is Pacific Assets Management LLC. Pacific Assets Management LLC has voting and dispositive power for shares held by JMG Triton Offshore Fund, Ltd. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management, Inc. are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over securities held by JMG Triton Offshore Fund, Ltd. Messrs. Glaser and Richter each disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(9)
Represents 379,087 shares of our common stock and 30,723 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Capital (QP), L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Capital (QP), L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ANNEX A

(14)
Represents 49,974 shares of our common stock and 4,277 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Capital, L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Capital, L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(16)
Represents 20,939 shares of our common stock. The general partner of SRB Greenway Offshore Operating Fund, L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Offshore Operating Fund, L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(19)
Represents 1,375,000 shares of our common stock and 412,500 shares of our common stock issuable upon exercise of warrants. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(20)
Represents 715,800 shares of our common stock and 249,740 shares of our common stock issuable upon exercise of warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment sub-adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.

(21)
Represents 659,200 shares of our common stock and 232,760 shares of our common stock issuable upon exercise of warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.

(22)
Represents 468,375 shares of our common stock and 140,513 shares of our common stock issuable upon exercise of warrants. The general partner of Forest Hill Select Fund, L.P. is Forest Hill Capital, LLC. The manager of Forest Hill Capital, LLC is Mark A. Lee who holds voting and dispositive power for the shares held by Forest Hill Select Fund, L.P. Mr. Lee disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(23)
Represents 281,625 shares of our common stock and 84,488 shares of our common stock issuable upon exercise of warrants. The investment manager of Forest Hill Select Offshore, Ltd. is Forest Hill Capital, LLC. The President of Forest Hill Capital, LLC is Mark A. Lee who holds voting and dispositive power for the shares held by Forest Hill Select Offshore, Ltd. Mr. Lee disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(24)
Represents 750,000 shares of our common stock and 277,500 shares of our common stock issuable upon exercise of warrants. The general partner of Bonanza Master Fund Ltd. is Bonanza Fund Management LLC. The President of Bonanza Fund Management LLC is Bernay Box who holds voting and dispositive power for the shares held by Bonanza Master Fund Ltd. Mr. Box disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(25)	Represents 500,000 shares of our common stock and 150,000 shares of our common stock issuable upon exercise of warrants.
(26)
Represents 225,000 shares of our common stock and 67,500 shares of our common stock issuable upon exercise of warrants. The general partner of Lagunitas Partners L.P. is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Lagunitas Partners L.P. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(27)
Represents 100,000 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of warrants. The Investment Advisor to Gruber & McBaine International is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Gruber & McBaine International. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ANNEX A

(28)
Represents 75,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. The general partner of Firefly Partners L.P. is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Firefly Partners L.P. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(29)
Represents 75,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. The trustee of the Jon D. Gruber and Linda W. Gruber Trust is Jon D. Gruber who holds voting and dispositive power for the shares held by the Jon D. Gruber and Linda W. Gruber Trust. Mr. Gruber disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(30)	Represents 25,000 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of warrants.
(31)
Represents 250,000 shares of our common stock and 92,500 shares of our common stock issuable upon exercise of warrants. The general partner of Brightleaf Partners L.P. is Brightleaf Management LP. The general partner of Brightleaf Management LP is Brightleaf Capital LLC. John J. Pinto and Evan L. Jones are the managing partners of Brightleaf Capital who hold voting and dispositive power for the shares held by Brightleaf Partners L.P. Mr. Pinto and Mr. Jones disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(32)
Represents 250,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants. Level Counter, LLC is the sole general partner of Sunrise Equity Partners, L.P. The managers of Level Counter, LLC are Marilyn Adler, Nathan Low and Amnon Mandelbaum who together hold voting and dispositive power for the shares held by Sunrise Equity Partners, L.P. Each of Ms. Adler, Mr. Low and Mr. Mandelbaum disclaim beneficial ownership except to the extent of his or her pecuniary interest therein.

(33)
Represents 237,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(34)
Represents 125,000 shares of our common stock and 37,500 shares of our common stock issuable upon exercise of warrants. The general partner of Machester Explorer, L.P. is Manchester Management, LLC. James E. Besser is the partner of Manchester Management, LLC who holds voting and dispositive power for the shares held by Manchester Explorer, L.P. Mr. Besser disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(35)
Represents 410,402 shares of our common stock. Lary Lindsey is the President, and Paul Bova is the Managing Partner of Lindsey & Company, Inc. Messrs Lindsey and Bova share voting and dispositive power over the shares held by Lindsey & Company, Inc. Each of Messrs. Lindsey and Bova disclaim beneficial ownership of the securities held by Lindsey & Company, Inc. except to the extent of their pecuniary interest therein.

(36)
Represents 60,130 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Offshore Fund, Ltd., JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Offshore Fund, Ltd. and accordingly, may be deemed to be the beneficial owner of such shares.

(37)
Represents 41,720 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Partners I, LP, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Partners I, LP and accordingly, may be deemed to be the beneficial owner of such shares.

(38)
Represents 3,150 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Partners II, LP, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Partners II, LP and accordingly, may be deemed to be the beneficial owner of such shares.

(39)
Represents 132,037 shares of our common stock. Byron Roth is the Chief Executive Officer, and Gordon Roth is the Chief Financial Officer of Roth Capital Partners. They share voting and dispositive power for the shares held by Roth Capital Partners, and disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(40)
Represents 650,000 shares of our common stock isuable upon exercise of warrants.  Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM, however CCP disclaims any beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of who may be deemed to have voting and dispositive power over the securities beneficially owned by CCM and each of whom disclaim all beneficial ownership over these securities. Mr. Flink is an affiliate of a broker-dealer.  The securities listed herein were acquired to be resold in the ordinary course of business and there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.